EXHIBIT 99.1

3COM AND XIRCOM, AN INTEL COMPANY,

SETTLE PATENT INFRINGEMENT SUITS

Settlement Involves $15 million Payment to 3Com,
Resolves Litigation and Provides Patent Peace among Parties

SANTA CLARA, Calif., November 12, 2002 — 3Com Corporation (Nasdaq: COMS), Xircom Corporation and Intel Corporation (Nasdaq: INTC) today announced resolution of patent infringement lawsuits, one brought by 3Com against Xircom and two by Xircom against 3Com. Under the terms of this settlement, 3Com will be paid $15 million by Xircom; a consent judgment acknowledging the validity of the 3Com patents involved and infringement by Xircom products, including RealPort and RealPort2 Xircom products, will be entered; cross licensing of the patents in suit has been agreed upon and the Xircom lawsuits against 3Com will be dismissed with prejudice.

“We are pleased to reach patent peace with Intel and anticipate an improved business relationship,” said Mark Michael, senior vice president and general counsel for 3Com. “This settlement underscores the strength of 3Com’s patent portfolio and our commitment to protect it. The company continues to secure value from its industry leading innovations, which have been major strategic assets since 3Com was created and are at the core of the company’s future. Aggressive pursuit of ongoing licensing programs is critical to 3Com’s success.”

Background:

3Com Corporation, with more than 870 U.S. patents in its intellectual property portfolio, is an industry leader in technology innovation and offering practical products for its customers and partners.

Xircom, Inc. was acquired by Intel Corporation in 2001, after 3Com had filed its patent infringement case in Utah against Xircom on May 26, 2000. The court ruled on March 22, 2002, that 3Com was likely to prevail on its claim that Xircom infringes claim 29 of U.S. Patent # 6,146,209. In July, Judge Tena Campbell of the U.S. District Court for the District of Utah granted 3Com’s motion for a preliminary injunction to prohibit Xircom from manufacturing, using, selling, offering to sell within the United States, or importing into the United States, dozens of products, including RealPort and RealPort2 products.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value networking products for enterprise customers. 3Com is also a leader in Internet protocol (IP) service platforms and access infrastructure for the network service provider market. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

3Com and the 3Com logo are registered trademarks of 3Com Corporation. All other company and product names may be trademarks of their respective owners.

This press release was accurate at the time it was issued but may not reflect 3Com’s current strategy or product offering.